Exhibit 99.4
RUFFINO S.R.L. AND SUBSIDIARY CONSOLIDATED FINANCIAL
STATEMENTS
DECEMBER 31, 2008
(WITH REPORT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM THEREON)

TABLE OF CONTENTS

PAGE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	2

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008	3

CONSOLIDATED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008	4

CONSOLIDATED STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2008	5

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	6-33

Report of Independent Registered Public Accounting Firm
The Board of Directors
Ruffino S.r.l.:
We have audited the accompanying consolidated balance sheet of Ruffino S.r.l. and subsidiary (the Group) as of December 31, 2008, and the related consolidated statement of operations and consolidated statement of cash flows for the year then ended. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of December 31, 2008, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in Italy.
Accounting principles generally accepted in Italy vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in note 18 to the consolidated financial statements.
/s/ KPMG S.p.A.
Milan, Italy
June 26, 2009

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2008

		December 31,
	December 31,	2007
Amounts in Thousands of Euros	2008	(unaudited)

ASSETS
CURRENT ASSETS:
Cash and cash equivalents (note 3)	4,658	9,593
Accounts receivable, less allowance of €359 in 2008 and €320 in 2007 for doubtful accounts (note 4)	13,339	12,275
Inventories (note 5)	38,919	35,359
Other current assets (note 6)	8,645	6,743
Deferred tax assets (note 14)	1,040	1,234

TOTAL CURRENT ASSETS	66,601	65,204

Property, plant and equipment, net (note 7)	13,171	13,221
Intangible fixed assets, net (note 8)	62,468	64,256
Other assets	77	410
Deferred tax assets (note 14)	3,107	3,109

TOTAL ASSETS	145,424	146,200

LIABILITIES AND QUOTAHOLDERS’ EQUITY
CURRENT LIABILITIES:
Unsecured loans payable (note 9)	52,955	51,774
Current maturities of long-term debt (note 9)	6,746	5,930
Current portion of lease obligations (note 9)	457	544
Accounts payable	14,492	14,504
Current portion of taxes payable (note 14)	453	753
Other accrued liabilities (note 10)	3,406	2,959

TOTAL CURRENT LIABILITIES	78,509	76,464

Long-term debt (note 9)	20,539	17,556
Long-term portion of lease obligation (note 9)	614	1,071
Deferred income taxes (note 14)	391	455
Long-term portion of taxes payable (note 14)	46	109
Other liabilities (notes 11 and 12)	2,093	2,092

TOTAL LIABILITIES	102,192	97,747

QUOTAHOLDERS’ EQUITY:
Quota capital (note 13)	1,439	1,439

Reserves, retained earnings (deficit) and profit (loss) for the year (note 13)	41,793	47,014

TOTAL QUOTAHOLDERS’ EQUITY	43,232	48,453

TOTAL LIABILITIES AND QUOTAHOLDERS’ EQUITY	145,424	146,200

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

	2008	2007	2006
Amounts in Thousands of Euros		(unaudited)	(unaudited)

Sales (note 16)	55,519	59,766	61,281
Cost of products sold	34,528	34,595	32,205
Selling, general and administrative expense	17,764	18,059	17,332
Other operating expense (income)	245	1,201	(879)

Total operating expenses	52,537	53,855	48,658

Operating income	2,982	5,911	12,623
Interest income	—	551	371
Interest expense	(4,719)	(4,248)	(3,734)

(Loss)/income before income taxes	(1,737)	2,214	9,260

Income taxes	484	2,210	4,345

Net (loss)/income for the year	(2,221)	4	4,915

The accompanying notes are an integral part of these consolidated financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE YEAR ENDED DECEMBER 31, 2008

	2008	2007	2006
Amounts in Thousands of Euros		(unaudited)	(unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES (A)

Net (loss)/income for the year	(2,221)	4	4,915
Depreciation & Amortization	6,173	6,034	5,994
Changes in assets and liabilities:
Increase in inventories	(3,559)	(6,676)	(6,412)
(Increase) Decrease in trading account receivables	(1,064)	2,184	717
Increase in other assets	(1,373)	(1,208)	(3,005)
(Decrease) Increase in trading account payables	(11)	(245)	1,573
Decrease in accruals and provisions	(115)	(585)	(1,467)
Increase (Decrease) in other liabilities	110	(536)	(3,604)

Net cash used in operating activities	(2,060)	(1,028)	(1,289)

CASH FLOWS FROM INVESTING ACTIVITIES (B)

Investments in property, plant and equipment	(2,437)	(2,201)	(1,655)
Investments in intangible fixed assets	(2,365)	(1,870)	(1,939)
Investments in financial fixed assets	—	(6)	(1)
Cash received from disposals of fixed assets	466	15	19

Net cash used in investing activities	(4,336)	(4,062)	(3,576)

CASH FLOWS FROM FINANCING ACTIVITIES (C)

Increase (Decrease) in mid-long term debt	9,481	(705)	14,184
(Decrease) Increase in short term debt	(5,020)	3,471	(718)
Dividends	(3,000)	(2,275)	(1,000)

Net cash provided by financing activities	1,461	491	12,466

(DECREASE) INCREASE IN CASH (A+B+C)	(4,935)	(4,599)	7,601

Cash and cash equivalents beginning of year	9,593	14,192	6,591

(Decrease) Increase in cash (A + B + C)	(4,935)	(4,599)	7,601

CASH AND CASH EQUIVALENTS END OF YEAR	4,658	9,593	14,192

Supplemental disclosures of cash flow information:
Cash paid during the year relating to:
Interest	4,006	3,685	1,820
Income taxes	296	4,381	6,382
The accompanying notes are an integral part of these consolidated financial statements.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 1—FORM AND CONTENT OF THE CONSOLIDATED FINANCIAL STATEMENTS
The consolidated financial statements of Ruffino S.r.l. (“Ruffino” or the “Company”) and its consolidated subsidiary (collectively the “Group”) are prepared on the basis of the accounts of Ruffino and the financial statements of the individual company consolidated for the periods presented, as approved by their respective Boards of Directors, adjusted, where necessary, to conform with the accounting policies adopted by Ruffino.
The accounting policies are consistent with the Italian Civil Code (as amended by Legislative Decree No. 6 dated January 17, 2003 and subsequent amendments and integrations) related to consolidated financial statements interpreted and integrated by the accounting principles established or adopted by the Italian Accounting Profession (collectively, “Italian Accounting Principles”).
Italian Accounting Principles differs in certain material respects from the U.S. generally accepted accounting principles (“U.S. GAAP”). The effects of these differences on quotaholders’ equity as of December 31, 2008 and 2007 and on the consolidated net loss and net income for the years ended December 31, 2008 and December 31, 2007, respectively are set forth in note 18.
The consolidated financial statements and related notes are presented in a reclassified format, which differs from Ruffino’s financial statements and disclosures which are prepared in accordance with Italian legal requirements. The format presented does not result in any modification of the portions attributable to Ruffino quotaholders’ equity and net income (loss) as reported on an Italian Accounting Principles basis. All amounts are in thousands of Euro (or “€”), unless otherwise specified.
The quotas of Ruffino are owned for 50,1% by M.P.F. International S.A., 9,9% by World Beverage Company S.A. and 40% by C.B. International Finance S.A.R.L.. No changes in the ownership occurred from prior year. The M.P.F. Internationals S.A. is a company incorporated in Bruxelles and owned by Mauser S.r.l. and Perfect Harmony S.r.l., owned by Marco Folonari family and Paolo Folonari family, respectively.
NOTE 2—ACCOUNTING POLICIES
The principal accounting policies applied by Ruffino according to Italian Accounting Principles, consistently with prior years, are as follows:

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
CONSOLIDATION
The consolidated financial statements of the Group include the accounts of Ruffino and all subsidiaries in which Ruffino holds, directly or indirectly, more than 50% of the voting capital or has dominant influence (effective control) of the entity. The equity method of accounting is used for affiliated companies and other investments in which the Group has significant influence; generally this is represented by a level of voting capital of at least 20% and not more than 50%. The purchase price paid over the fair value of the net assets acquired for affiliates and equity invested is amortized over its useful life. Investments held at a less than 20% level are accounted for at historical cost.
The assets and liabilities of the companies consolidated on a line-by-line basis are included in the consolidated financial statements after eliminating the carrying value of the investments against the related quotaholders equity. Differences arising on elimination of the investments against the fair value of the related quotaholders’ equity of the subsidiary at the date of acquisition are treated as follows:
•	if positive, they are recorded as “goodwill” in intangible assets and amortized on a straight line basis over the estimated period of benefit but not to exceed a period of 20 years; and

•	if negative, they are recorded in quotaholders’ equity as “consolidation reserve”, or, when the amount is due to expectations of unfavorable financial results, to “other liabilities (consolidation reserve for future risks and charges)”.
All significant intercompany transactions are eliminated, together with the unrealized intercompany profits included in inventory. Joint ventures are recorded using the equity method of accounting.
CASH AND CASH EQUIVALENTS
Cash and cash equivalents represent highly liquid investments that are readily convertible to cash and have original maturities of ninety days or less.
ACCOUNTS RECEIVABLE AND PAYABLE
Accounts receivable and payable are recorded at their nominal value. Where required, provisions are made to write-down the receivables to their estimated realizable value. Identifiable individual risks are accounted for through appropriate individual valuation adjustments, and general credit risks through general valuation adjustments of receivables. The Group generally does not require collateral for receivables subject to credit risk. Low-interest and non-interest bearing items with more than one year to maturity are not discounted.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
FOREIGN CURRENCY TRANSACTIONS
Monetary assets and liabilities denominated in foreign currencies have been recorded at the exchange rate in effect at the date of the transaction; profit and losses on exchanges rates are booked in the statement of operations on the day of collection or payment; assets and liabilities denominated in foreign currencies still outstanding at year-end are remeasured at the prevailing rate at the balance sheet date, and any resulting unrealized gains and losses are recorded in the statement of operations as interest income or expense, as appropriate.
INVENTORIES
Inventories are carried at the lower of purchase or production cost and the respective realizable market value. Inventory and cost of sales are priced using on the LIFO method. Products and work in process are stated at process cost. The process cost includes cost of raw materials, labor, direct and indirect costs of production, on a percentage-of-completion basis.
PROPERTY, PLANT AND EQUIPMENT
Property, Plant and Equipment are entered at purchase or construction cost, including any directly attributable charges, with the exception of re-valuations on the basis of Italian laws No. 576/75, 72/83 and 413/91, which are specified in the related footnote disclosure. No voluntary re-valuations were performed ex Law No. 342/2000 and no interest expenses have been capitalized on the Property, Plant and Equipment.
Depreciation reflects the estimated useful life of the asset. The depreciation rates, which are the same as for the prior financial year, are as follow:

Rates
Property:
Industrial buildings	3%
Plant and machinery:
Installations	10%
Machinery	10%
Industrial and commercial equipment	20%

Equipment:
Transportation vehicles	20%
Cars	25%
Electronic equipment	20%
Office equipment and furniture	12%
Also depreciation was calculated for assets entering into service during the financial year on the basis of the

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
effective date the assets have been placed into use. Construction in progress is not depreciated.
The maintenance and repair costs are capitalized on the Property, Plant and Equipment only if they generate an effective increase in the useful life or operating functionality of the assets otherwise they are expensed to the statement of operations as incurred.
Capital leases are included in property, plant and equipment if it is reasonably expected that upon expiry of the agreement the asset will be purchased. In these cases, an offsetting debt is included in the consolidated financial statements. The asset and the corresponding debt are stated at present value, which cannot exceed the related fair value. Capital leases are depreciated based on the same basis as the assets above.
INTANGIBLE FIXED ASSETS
Intangible fixed assets are recorded at cost and amortized on a straight line basis over the period of expected future benefit. A 20% amortization rate was applied on all of the following items:
•	costs of research, development, advertising;

•	industrial patents and rights to use intellectual property;

•	other intangible fixed assets.
Costs incurred to prepare and design new labels and the product definition are capitalized and amortized over five years.
The item “licenses, trademarks and similar rights”, which is substantially related to the “Ruffino brand” is amortized on a straight-line basis over its expected useful life of twenty years. The amount of €63,543 generated by the incorporation of the “Chianti Ruffino S.p.A.” and “Fratelli Marco e Paolo Folonari S.p.A.” companies in 2002, was allocated as “Ruffino brand”. Amortization reflects the estimated useful life of the brand which has been estimated in twenty years. Also, according to the Italian “Tax Budget Law 2006” (Law No. 266, December 23, 2005) the company realigned the minor tax value of the brand (value zero) to the major book value at December 31, 2004 (€54,011).
Leasehold improvements are amortized on a straight line basis over the period of renting.
WRITE-DOWN OF LONG-LIVED ASSETS
The Group evaluates its long-lived assets for any permanent impairment in value when appropriate. Long-lived assets (property, plant and equipment, intangible fixed assets, including goodwill, and equity investments) are

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
written-down when there is a permanent impairment. Except for goodwill, the lower value is not maintained in subsequent financial statements if the underlying assumptions which gave rise to impairment are no longer applicable. A write-down is recognized when the recoverable value of an asset is below its net book value and, in accordance with Article 2426, paragraph 1, item 3 of the Italian Civil Code, the amount of the write-down is the difference between the recoverable value and the net book value. No impairment has been recorded in the accompanying consolidated financial statements for the year ended December 31, 2008.
EMPLOYEE TERMINATION INDEMNITIES
Employee termination indemnities are determined in accordance with the relevant current laws. The amount of employee termination indemnities shown in other liabilities within the consolidated balance sheets reflects the total amount of the indemnities, net of any advances taken, that each employee of the Italian consolidated companies would be entitled to receive if termination were to occur as of the respective balance sheet dates.
PROVISIONS FOR RISKS AND CHARGES
Provisions for risks and charges are recognized when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources embodying economic benefit will be required to settle the obligation and a reliable estimate of the amount of the obligation can be made. This provision also includes the item “agents retirement and equivalent obligations”, an accrual for the indemnities due to agents upon termination, wherein provisions are set aside in case the Company should be required to pay the agent. These accruals are estimated based on the value of the sales generated by each agent.
RESEARCH AND DEVELOPMENT COSTS
Research and development costs not associated with new products or marketing efforts are charged to the statement of operations as incurred. In 2008, 2007 and 2006, gross research and development costs charged to the statement of operations amounted to €29, €0 (unaudited) and €26 (unaudited), respectively.
ADVERTISING EXPENSES
Ongoing advertising expenses not related to new products are charged to the statement of operations as incurred. Advertising expense for the periods ended December 31, 2008, 2007, and 2006 was €397, €293 (unaudited) and €424 (unaudited), respectively.
RECOGNITION OF REVENUES AND EXPENSES
Revenues and expenses are recorded on the accrual basis.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
Revenues are recorded in the statement of operations when title of ownership passes to the customer, which is generally at the point of shipment for foreign customers and at the time the goods are consigned for Italian customers. Expenses are also recognized on an accrual basis, with amounts recognized in the statement of operations based on when the goods and or services are received, regardless of payment terms in advance or after the receipt of the goods or services.
INCOME TAXES
Current income taxes are computed on the basis of the estimated income tax charge according to the tax laws in force in Italy; the related income tax payable is shown net of payments on account, withholding taxes and tax credits in “Taxes payable “. Any net receivable position is shown in “Other current assets”.
The Group recognizes deferred income tax assets and liabilities that are determined under the liability method. Deferred income taxes represent the tax effect of temporary differences between the tax and financial reporting bases of assets and liabilities, using enacted tax rates, and the expected future benefit of net operating loss carry-forward. The tax benefit of tax loss carry-forwards is recorded only when there is a reasonable certainty of realization.
Deferred tax assets and deferred tax liabilities are offset whenever allowed by local Italian tax laws.
No deferred taxes are established on certain equity reserves, as management’s intent is not to distribute them. Taxes would need to be provided for on these reserves if management expects to utilize or distribute them in the future.
Since 2004, Ruffino elected to file a consolidated tax return with its subsidiary. For Corporation Income Tax (IRES) purposes, articles 117 to 129 of the new Italian Income Tax Code (T.U.I.R.), allow the computation of a single aggregate taxable income/loss based on the sum of the income and/or losses of Ruffino and those subsidiaries which have elected to adopt the consolidated tax return procedure and, thus, the calculation of a single income tax balance to be paid, refunded or carried forward, under the control of Ruffino. The carry-forward of any losses of the tax group also rests with Ruffino, except for those generated before the election to file a consolidated tax return with its subsidiary. The consolidated income tax return procedure makes it possible, to recognize losses incurred in the same fiscal year to the extent that they offset income of other consolidated companies, and to compensate on a cash basis the individual receivable and payable positions of the various Group companies included in the consolidated income tax return.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
DERIVATIVES
Financial derivative contracts are mainly used by the Group to hedge exposure to foreign currency exchange risks. For financial instruments used to hedge exchange rate risks, the cost (or “financial component” calculated as the difference between the spot rate at the date of entering into the contract and the forward rate) is recorded in the statement of operations based on the accrual principle over the life of the contracts in interest income or interest expense, as appropriate.
The fair values of the outstanding contracts at year-end are not reflected in the accompanying consolidated financial statements.
USE OF ESTIMATES
The preparation of consolidated financial statements in accordance with Italian Accounting Principles requires the Group to make estimates and assumptions that affect the reported carrying amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting periods. Actual results could differ from those estimated.
NOTE 3—CASH AND CASH EQUIVALENTS

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Bank and postal accounts	335	1,254
Cash on hand	26	22
Foreign currency bank accounts	4,297	8,317

	4,658	9,593

The bank accounts in currency (USD 3,137 and 3,472 CAD) were translated at the year-end 2008 rates of 1.3917 USD to 1 Euro and 1.6998 CAD to 1 Euro, respectively, yielding a net loss on exchange of €125.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 4—ACCOUNTS RECEIVABLE
Trade accounts receivables from customers are detailed as follows:

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Italy	5,194	6,190
United States	4,572	1,249
Canada	1,084	2,387
Sweden	158	160
Japan	—	162
Rest of Euro Area	2,690	2,447

	13,698	12,595

Allowances	(359)	(320)

	13,339	12,275

There are no receivables from customers collectible beyond the next financial year. Receivables in other currencies are recorded at the year-end exchange rate.
The accounts receivable related to a customer who makes more than 10% of the total accounts receivable balance were €4,221 and €1,128 (unaudited) respectively for the fiscal year 2008 and 2007.
NOTE 5—INVENTORIES

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Raw materials and supplies	1,036	1,174
Work in progress and semi-finished products	29,406	25,541
Finished products	9,405	10,642
Obsolescence reserve	(2,699)	(2,588)
Advances to suppliers	1,771	590

	38,919	35,359

Raw materials include all the assets owned by the Group used as raw and subsidiary materials in production. Packing and packaging materials plus fertilizers, anti-parasite and fungicide products are included in this item.
Work in progress and semi-finished products include those products that have not completed their production

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
process at the end of the fiscal year. They are included in the inventory cost at their various stages of completion.
Finished products include stocks of company production. The cost is determined by the LIFO method on an annual basis. Interest costs are not included in inventory.
At December 31, 2008, the difference between the LIFO value of the inventory in the balance sheet and its current cost at year-end, amounts to €10,619, of which €7,081 was for bulk products, €3,356 for packaged products and €182 for raw and packaging materials.
There is also a pledge on 40,000 hect liters of Chianti Classico in stock at the Pontassieve plant. The pledge was given to Monte dei Paschi di Siena — Banca per l’Impresa S.p.A. as a security lien for a loan, which as of December 31, 2008 have a total residual value of €1,070. On March 25, 2009 Monte dei Paschi di Siena — Banca per l’Impresa S.p.A. reduced the pledge to 10,000 hect liters of Chianti Classico as the remaining balance of the original loans were significantly lower.
NOTE 6—OTHER CURRENT ASSETS
Other current assets include the following at December 31, 2008 and 2007:

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Value Added Tax (VAT) receivables	5,095	3,154
Income tax receivables	1,556	1,473
Tax credits	577	816
Other receivables	998	943
Prepaid expenses	419	357

	8,645	6,743

The Value Added Tax (VAT) receivables relate to the amount of the VAT to be deducted in the future. The VAT represents a tax on the value of consumption. The VAT has no effect on the Company’s operating results, as payments and receipts are allowed to be netted against each other in periodic filings with the taxing authorities. VAT liabilities are generated when the Company invoices customers, and VAT receivables are generated when the Company purchases goods and services subject to VAT. The balance as of December 31, 2008 includes an amount of €1,500 related to a request of VAT refund filed by the Company during 2008.
Income tax receivables are comprised of residual receivables for local income taxes, net of the respective tax liabilities for the financial year.
The compensation tax credits of €577 and €816 (unaudited) at December 31, 2008 and 2007, respectively,

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
represent the portion of the VAT receivables, which the Group can use to offset other tax payables pursuant to articles 17 and 25 of an Italian law D.Lgs. No. 241/97.
NOTE 7—PROPERTY, PLANT AND EQUIPMENT
Property, plant and equipment are summarized as follows:

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Land and buildings	12,210	11,960
Plant and machinery	22,225	21,224
Industrial and commercial equipment	4,881	4,371
Other assets	2,015	1,909
Construction in progress	8	28

	41,339	39,492
Less accumulated depreciation	(28,168)	(26,271)

	13,171	13,221

Depreciation expenses were equal to €2,021 in 2008, €1,940 (unaudited) in 2007 and €1,840 (unaudited) in 2006.
As of December 31, 2008, “plant and machinery” and “equipment” include an amount of €124 and €638, respectively (net of accumulated depreciation) related to re-valuations on the basis of Italian Laws No.576/75, 72/83 and 413/91.
As of December 31, 2007 (unaudited), “building”, “plant and machinery” and “equipment” include an amount of €2, €141 and €679, respectively (net of accumulated depreciation) related to re-valuations on the basis of Italian Laws No. 576/75, 72/83 and 413/91.

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Capital leases — gross amount capitalized in the plant and machinery	3,456	3,456
Less accumulated depreciation	(1,650)	(1,304)

Net amount	1,806	2,152

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
The capital lease obligations are as follow as of December 31, 2008 and 2007:

	As of December 31,
	2008	2007
Amounts in Thousands of Euros		(unaudited)

Due in FY08	—	544
Due in FY09	457	457
Due in FY10	355	355
Due in FY11	259	259

	1,071	1,615

NOTE 8—INTANGIBLE FIXED ASSETS

	As of December 31,
	2008	2007
Amounts in Thousands of Euros		(unaudited)

Licenses, trademarks and similar rights	41,442	44,617
Assets under construction	6,322	6,159
Leasehold improvements and other capitalized costs	14,555	13,390
Industrial patents and concessions	121	86
R&D and advertising	28	—
Start-up costs	—	4

	62,468	64,256

During 2002 as part of a broader corporate reorganization, the Company acquired part of its quotas held by a quotaholder. The amount paid to the quotaholder to acquire their interest, and the effect of the subsequent merger of the controlled operating companies Chianti Ruffino S.p.A. and Fratelli Marco and Paolo Folonari S.p.A. was capitalized as an intangible asset, with the value of €63,543 allocated to the Ruffino brand. The asset, represented by the cash value paid to reacquire the Company’s quotas, is being amortized ratably over an estimated life of 20 years. The residual amount of the Ruffino Brand (net of amortization) included in the caption “Licenses, trademarks and similar rights” as of December 31, 2008 and 2007 is €41,302 and €44,480 (unaudited), respectively.
Amortization expenses were equal to €4,152 in 2008, €4,094 in 2007 (unaudited) and €4,154 in 2006 (unaudited).

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 9—FINANCIAL DEBT
Total short term debt, excluding current portion of long-term debt, amounted to €52,955 as of December 31, 2008 and to €51,744 (unaudited) as of December 31,2007 and comprised debt commitments to various banks in Italy mainly related to bank overdrafts, with interest ranging from 3.23% to 14.25% in 2008 and from 3.82% (unaudited) to 12.25% (unaudited) in 2007. In addition the balances as of December 31, 2008 and 2007 include €4,000, which refer to a loan received on August 23, 2006 from M.P.F. International S.A. (the parent company), which performs the management and control activity of main group company Ruffino, at an interest rate of Euribor 3 months + 0.6% spread, lasting 12 months and renewable for the same period.
Interest expenses during 2008, 2007 and 2006 approximated €3,166, €2,819 (unaudited) and €2,533 (unaudited), respectively. No amounts were capitalized in property, plant and equipment.
Current and non-current portions of long-term debt include:
•	A loan stipulated by Ruffino S.r.l. with Monte dei Paschi di Siena — Banca per l’Impresa S.p.A. for a total of €5,000 at a nominal annual interest rate of the Euribor rate increased by a fixed component of 1.20. As of December 31, 2008 the residual debt was equal to €1,070 expiring within the next financial year. In order to guarantee the precise fulfillment of the obligations of returning this finance and the previous finance, a lien was made in favour of the bank over 40,000 hl of Chianti Classico at the Pontassieve estate. On March 25, 2009 Monte dei Paschi di Siena — Banca per l’Impresa S.p.A. reduced the pledge to 10,000 hect liters of Chianti Classico, as the remaining balance of the original loan was significantly lower. As of December 31, 2007 the residual debt was equal to €2,103 (unaudited), of which €1,070 (unaudited) was due beyond the next fiscal year.

•	A loan granted on December 4, 2003 to Ruffino S.r.l. by Centrobanca-Banca di Credito Finanziario e Mobiliare S.p.A. of €25,000, last installment due on December 31, 2011, at an annual nominal rate of 3.5% until June 30, 2004, plus a rate equal to the arithmetical average of Euribor 6 months plus a spread of 130 points. As a security lien, a mortgage was given to Pontassieve plant in order to guarantee the debt. As of December 31, 2008 the residual debt was equal to €10,208 , of which €6,924 is due beyond the next fiscal year. As of December 31, 2007 the residual debt was equal to €17,378 (unaudited), of which €10,208 (unaudited) was due beyond the next fiscal year.

•	A loan of €5,000 granted by Banco di Brescia S.p.A. to Ruffino S.r.l. on July 19, 2006, rate Euribor 6 months plus a spread of 90 basis points, due on September 30, 2011. As of December 31, 2008, the residual debt was €2,916, of which €1,896 is due beyond the next financial year. As of December 31, 2007 the residual debt was equal to €3,865 (unaudited), of which €2,914 (unaudited) was due beyond the next fiscal year.

•	A loan granted by Centrobanca on July 29, 2008 for a total amount of €10,000 expiring on July 31,

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
2018, at a nominal annual interest rate corresponding to the three-monthly Euribor plus a spread of 135 basis points. A mortgage was granted on the industrial estate of Pontassieve as a guarantee for the debt. As of December 31, 2008, the residual debt amounted to €9,819, of which €9,064 is due beyond the next fiscal year.

•	A loan of €1,800 granted on October 21, 2002 by Mediocredito INTESA-BCI to Tenimenti Ruffino S.r.l., with last installment due on September 30, 2012 and carrying an interest rate of Euribor 3 months plus a spread of 90 basis points. As a security, the Company granted a mortgage on an agricultural reserve located in the Municipality of Monteriggioni (SI) for an amount of €3,150 by Golmat Tenimenti Agricoli S.r.l., a company belonging to the same quotaholding group of Tenimenti Ruffino S.r.l.. On December 31, 2008, the residual debt was €847, of which €636 is due beyond the next fiscal year. As of December 31, 2007 the residual debt was equal to €1,059 (unaudited), of which €847 (unaudited) was due beyond the next fiscal year.

•	A loan of €1,000 granted by Banca Toscana S.p.A. on February 27, 2003 to Tenimenti Ruffino S.r.l., due on June 30, 2013 at a variable rate — Euribor 6 month rate plus a spread of 150 basis point. As of December 31, 2008 the residual debt was €506, of which €405 is due beyond the next fiscal year. At December 31, 2007 the residual debt was equal to €601 (unaudited), of which €506 (unaudited) was due beyond the next fiscal year.

•	An agricultural loan between Tenimenti Ruffino S.r.l. and Banca Cassa di Risparmio di Firenze S.p.A. of €3,200 entered into in March 2004. The debt bears interests based on the six-month equal to one-half of the annual arithmetical average of the Euribor 6 month rate. The last installment is due on March 3, 2014. As of December 31, 2008 the residual debt was €1,919, of which €1,613 was beyond the next fiscal year. As a security, a mortgage was granted for a total of €6,400 on buildings owned by Golmat Tenimenti Agricoli S.r.l., a company part of the same quotaholding group as Tenimenti Ruffino S.r.l.. As of December 31, 2007 the residual debt was equal to €2,210 (unaudited), of which €1,920 (unaudited) was due beyond the next fiscal year.
Interest expense for 2008, 2007 and 2006 approximated €1,553, €1,429 (unaudited) and €1,201 (unaudited), respectively. No interest expenses were capitalized in Property, Plant and Equipment.
As of December 31, 2008 an additional debt of €1,071 from capital leases was recorded as a long term debt, of which €457 is due within the next year and €614 due beyond the 2009 fiscal year.
As of December 31, 2007 an additional debt of €1,615 (unaudited) from capital leases was recorded as a long term debt, of which €502 (unaudited) was due within 2008 and €1,071 (unaudited) due beyond the 2008 fiscal year.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
In the table below, we report the budgeted repayments beyond the next financial year:

Amounts in Euros

FY 2010	5,915
FY 2011	5,878
FY 2012	1,605
FY 2013	1,415
FY 2014	1,230
FY 2015	1,098
FY 2016	1,169
FY 2017	1,244
FY 2018	985

20,539

NOTE 10—OTHER ACCRUED LIABILITIES
Other accrued liabilities are composed of the following items as of December 31, 2008 and 2007:

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Social Security contributions	640	676
Wages and salaries accruals	794	781
Board of directors compensations	248	120
Interest accruals	1,098	691
Other accruals in the ordinary course of business	626	691

	3,406	2,959

NOTE 11—OTHER LIABILITIES
Other liabilities are summarized as follows:

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Employee termination indemnities	1,655	1,701
Commission accrual	342	339
Other	96	52

	2,093	2,092

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 12—EMPLOYEE TERMINATION INDEMNITIES
Under Italian labor laws and regulations all employees are entitled to an indemnity upon termination of their employment relationship for any reason. The benefit accrues to the employees on a pro-rata basis during their employment period and is based on the individuals’ salary. The vested benefit payable accrues interest, and employees can receive advances thereof in certain specified situations, as defined in the applicable labor contract regulations. Termination indemnities reflects the total amount of the indemnities, net of any advances taken, that each employee would be entitled to receive if termination were to occur as of the balance sheet date. Total expenses charged to the statement of operations were €411 , €382 (unaudited) and €363 (unaudited) for the years ended December 31, 2008 , 2007 and 2006, respectively.

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Balance at the beginning of the year	1,701	1,729
Drawing for term. of employment and advances on sev. payments	(168)	(154)
Provisions set aside for the year	411	382
Defined contributions pension fund-employer’s contribution	(317)	(293)
Revalut. previous year severance fund	28	37

Balance at the end of the year	1,655	1,701

NOTE 13—QUOTAHOLDERS’ EQUITY
Quotaholders’ equity consisted of the following, based on Italian Accounting Principles:

		Undistributed	Retained
Amounts in Thousands of Euros	Quota Capital	reserves	earnings	Total

Balance as of December 31, 2005 (unaudited)	1,439	48,220	(2,851)	46,808

Result 2006			4,916	4,916
Coverage of prior years losses		(3,097)	3,097
Dividend		(1,000)		(1,000)

Balance as of December 31, 2006 (unaudited)	1,439	44,123	5,162	50,724
Result 2007			4	4
Dividend			(2,275)	(2,275)

Balance December 31, 2007 (unaudited)	1,439	44,123	2,891	48,453
Result 2008			(2,221)	(2,221)
Dividend			(3,000)	(3,000)

Balance as of December 31, 2008	1,439	44,123	(2,330)	43,232

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
The quotaholders’ capital amounting to €1,439 is comprised of three quotas as follows:
•	a quota of €721 owned by M.P.F International S.A.;

•	a quota of €576 owned by CB International Finance S.A.R.L., and;

•	a quota of €142 owned by World Beverage Company S.A.
As of December 31, 2008 and 2007 the equity reserves include the following amounts:
•	Undistributed revaluation reserve of €41,596. Pursuant to the 2006 Italian “Tax” Law No. 266 of December 23, 2005, in 2005 the Company was allowed to increase the tax basis of certain of its intangible assets (Ruffino brand) up to the value recorded in the consolidated financial statements at the end of 2005. As a result of this, the Italian law requires that, if the “equity reserve” associated with the initial step up is distributed in the future, then income taxes need to be paid on that distribution. Of the total amount of the remaining undistributed reserve of €41,596 as at December 31, 2007 and 2008, the Company has already paid the substitution taxes on an amount of €4,066 and therefore income taxes will need to be paid on the remaining €37,530 in case of future distribution. Under Italian Accounting Principles, no deferred tax liabilities are required to be established if management asserts in the financial statements that no such distribution is planned.

•	Statutory legal reserve of €287;

•	undistributed reserve of €2,162 related to certain government grants received from the Minister of Agriculture. Income taxes need to be paid in case of distribution of such reserve. Under Italian Accounting Principles, no deferred tax liabilities are required to be established if management asserts in the financial statements that no such distribution is planned. In case of future distribution of this reserve, the Company will have to pay taxes in the amount of €679.
Italian laws restrict the amount of dividends that can be paid out on an annual basis. Before dividends can be paid out of net income in any year, an amount equal to 5% of such net income must be allocated to the statutory legal reserve until such reserve is at least equal to one-fifth of the par value of the issued quotas. If the capital account is reduced as a result of statutory losses, no amounts can be paid until the capital account is restored. Dividends can only be declared on the basis of the statutory equity available, which can be substantially different from the US GAAP equity reported herein. In addition to restrictions on the amount of dividends, Italian laws also prescribe the procedures required if a company’s aggregate par value falls below a certain level. The law states that if the aggregate par value is reduced by more than one third, then the quotaholders must take action, which could include a recapitalization of the company. The Company’s dividend requirements are based on the individual, stand alone statutory financial statements, not on the consolidated financial statements as prepared herein.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 14—INCOME TAXES
The provision for income taxes consisted of the following for the years ended December 31, 2008, 2007 and 2006:

	Year ended December 31,
	2008	2007	2006
		(unaudited)	(unaudited)

Current tax expense	352	2,779	5,184
Deferred tax expense (benefit)	132	(569)	(839)

Total income tax expense	484	2,210	4,345

Deferred tax assets are detailed as follows:

	As of December 31,
		2007
Amounts in Thousands of Euros	2008	(unaudited)

Current
Board of directors compensation	31	33
Deferred expenses	23	107
Meals, restaurants, entertainment	61	70
Inventory write-downs	527	810
Interest charges	86	—
Foreign currency losses	105	—
Provisions for risks and charges	207	214

	1,040	1,234

Long-term
Trademark amortization	3,048	2,993
Mail, restaurants entrainement	59	116

	3,107	3,109

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
Deferred tax liabilities are detailed follows:

	2008	2007
Amounts in Thousands of Euros		(unaudited)

Long-term
Effect of the LIFO adjustment related to intercompany inventory	109	247
Effect of the accounting for capital lease in the consolidated financial statements	249	180
Other	33	28

	391	455

Income tax receivables amount to €1,556 and €1,473 (unaudited) as of December 31, 2008 and 2007, respectively. The amount is included in other current assets (see note 6)
Taxes payable are detailed as follows:

	2008	2007
Amounts in Thousands of Euros		(unaudited)

Current
Current taxes — IRAP	21	41
Current portion of substitute tax	62	362
IRPEF employees and self-emp.	369	348
Other taxes payable	1	2

	453	753

Long-term
Long term portion of substitute tax	46	109

	46	109

The Ruffino Group has net operating losses carry-forwards for €5,575. On these NOLs Ruffino Group did not book the related deferred tax assets amounting to €1,533 as the most significant amount of these deferred tax assets (€1,524) are related to the consolidated subsidiary Tenimenti Ruffino S.r.l. and they can be used to offset only the taxable income of Tenimenti Ruffino S.r.l., which may not be estimated on a reasonable basis.
NOTE 15—COMMITMENTS AND CONTINGENCIES
The Group is a party to various legal actions. However, in the opinion of the Group’s management, although the outcome of such actions cannot be determined, such matters will not, if determined unfavorably to the Group, materially adversely affect the financial position or the results of operations of the Group, taken as a whole.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 16—SALES BY COUNTRY
Sales by individual significant country are as follows:

	Year ended December 31,
	2008	2007	2006
Amounts in Thousands of Euros		(unaudited)	(unaudited)

Italy	8,314	8,565	8,997
USA	30,812	31,823	33,915
Canada	7,448	8,296	8,169
Germany	1,295	1,015	857
Japan	737	616	851
Other	6,913	9,451	8,492

	55,519	59,766	61,281

Only one customer makes revenues for the 55%, 53% (unaudited) and 55% (unaudited) of the total revenues respectively for the fiscal year 2008, 2007 and 2006.
The accounts receivable related to this customer were €4,221, €1,128 (unaudited), and €2,746 (unaudited) for the fiscal years 2008, 2007 and 2006, respectively.
NOTE 17—OTHER INFORMATION
a) Related party transactions
The Ruffino Group enters into transactions with affiliates and various related parties. The following related party transactions relate to transactions between Ruffino and its subsidiary and the Ruffino Group’s affiliates as well as the members of the Board of Directors and the companies in which they hold corporate office or significant responsibility. Transactions between Ruffino S.r.l. and its subsidiary are excluded as they are eliminated on consolidation. All transactions occurred at market conditions.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
The following related party transactions are reflected in the statement of operations for the year ended December 31, 2008, 2007 and 2006 (in thousands of Euro and net of VAT):

	2008		2007		2006
			(unaudited)		(unaudited)
Amounts in Thousands of Euros	Sales	Expenses	Sales	Expenses	Sales	Expenses

Related Party							Nature of Transactions
Golmat Tenimenti Agricoli S.r.l.	8	2,838	161	2,905	162	2,587	A, D
Tenuta Borgo Conventi S.r.l.	75	1,514	21	1,271	41	854	A, D
Constellation Wines U.S.	30,810	34	31,819	—	33,912	—	D,E
Constellation Europe Limited	595	—	530	—	—	—	D
Constellation Wines Japan	392	33	408	9	—	—	D,E
Constellation Wines Australia	—	110	—	48	—	—	E
Fattoria di Poggio Casciano S.r.l.	2	315	1	315	1	315	A, B
Fattoria Poggio al Torgaio S.n.c.	—	5	—	5	—	5	A
Folonari Family	18	188	13	188	32	188	A
M.P.F. International S.A.	—	202	—	213	—	60	C
Mauser S.r.l.	2	—	1	—	1	—	B
Fattoria di Montemasso S.n.c.	—	257	—	257	—	257	A
PH Immobiliare S.r.l.	2	96	1	93	—	—	B
Perfect Harmony S.r.l.	2	—	1	—	1	—	B

Total	31,906	5,592	32,956	5,304	34,150	4,266

A — Rent payments, purchases of raw materials, miscellaneous income
B — Administrative expenses
C — Financial loan and interest expenses
D — Sales
E — Promotional expenses

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
The following related party transactions are reflected in the consolidated assets and in the consolidated liabilities as of December 31, 2008 and 2007 (in thousands of Euro):

	2008		2007
			(unaudited)
Amounts in Thousands of Euros	Receivables	Payables	Receivables	Payables

Related Party					Nature of Transactions
Fattoria di Poggio Casciano S.r.l.	5	(157)	6	(3)	A
Fattoria Poggio al Torgaio S.n.c.	—	(2)	—	—	A
Constellation Wines U.S.	4,221	—	1,128	—	D
Constellation Europe Limited	246	—	187	—	D
Constellation Wines Japan	—	—	160	(3)	D
Constellation Wines Australia	—	(3)	—	(23)	E
Famiglia Folonari	41	(19)	27	—	A
Golmat Tenimenti Agricoli S.r.l.	94	(1,456)	355	(1,127)	A
M.P.F. International S.A.	—	(4,476)	—	(4,274)	C
Mauser S.r.l.	10	—	8	—	B
PH Immobiliare S.r.l.	2	(149)	1	—	B
Perfect Harmony S.r.l.	10	—	8	(33)	B
Tenuta Borgo Conventi S.r.l.	74	(573)	35	(71)	A

Total	4,703	(6,835)	1,915	(5,534)

A — Rent payments, purchases of raw materials, miscellaneous income
B — Administrative expenses
C — Financial loan and interest expenses
D — Sales
E — Promotional expenses
b) Foreign exchange contracts
The foreign exchange contracts outstanding as of December 31, 2008 and 2007 are summarized in the following table (amounts in € or CAD or USD thousands) :

		Notional Amount of		Fair Value of the
	Nominal Amount of	Contract in €		Contract at	Fair Value of the
Currency of	Contract in foreign	thousand at the		December 31, 2007	Contract at
Contract	currency	forward rate	Type of Contract	(unaudited)	December 31, 2008

CAD	11,000	7,760	Forex	155	—
CAD	10,000	6,641	Forex	—	725
USD	47,000	33,112	Forex	—	(1,167)

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
NOTE 18 — RECONCILIATION TO GENERALLY ACCEPTED ACCOUNTING PRINCIPLES IN THE UNITED STATES OF AMERICA
The Company’s accounting policies for financial reporting in accordance with Italian Accounting Principles differ in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). Significant differences, which have an effect on Net Income (Loss) and Quotaholders’ Equity (Deficit), are described below:
(A) Reversal of the Ruffino Brand and recognition of company’s own share buy-back — During 2002, the Company bought back its entire outstanding quota from its Company’s quotaholders. For purposes of Italian GAAP, the payment to the quotaholders was recognized in licenses, trademarks and similar rights, and was assigned a useful life of 20 years. The amortization of licenses, trademarks and similar rights is recognized in the Statement of operations on a straight lina basis over 20 years. The Company has allocated the entire amount paid for its reacquired quotas to the “Ruffino brand”.
Under US GAAP, ARB 43 Restatement and Revision of Accounting Research Bulletins, as amended by APB 6 Status of Accounting Research Bulletins (“APB 6”), provides the framework for recognition of stock buy-backs. In accordance with APB 6, the buyout of the quotaholder should be accounted for as a purchase of treasury stock to be retired, thereby reducing owners’ equity. Therefore, the opening equity under USGAAP was adjusted to account for this transaction from 2002 and the value of the Brand was eliminated and the owner’s equity was reduced accordingly. The annual amortization of the “Brand” recorded in the Italian Accounting Principles consolidated financial statements is reversed in the statement of operations under USGAAP.
Consequently, the following reconciliation includes the reduction of the equity for the amount of the “Ruffino brand” (net of accumulated amortization at the end of each year) and the increase of income (decrease of loss) relating the reversal of the amortization of the “Ruffino brand” booked to the statement of operation under Italian Accounting Principles.
(B) Accounting for start-up costs — Under Italian Accounting Principles, the Company capitalized and deferred various costs, mainly start-up and other ancillary costs such as training, R&D, advertising, etc., which are to be expensed as incurred under US GAAP.
The related intangible assets are amortized over five years for Italian Accounting Principles purposes.
The following reconciliation includes the reduction of the equity for the amount of the “intangible fixed assets” (net of accumulated amortization at the beginning of each year) and the increase of income (decrease of loss) relating the reversal of the amortization of the “intangible fixed assets” booked to the statement of operations under Italian Accounting Principles. For the tax effects related to this reconciliation item refer to letter (J) below.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
(C) Derivatives — The only derivative contracts utilized by the Company are foreign exchange rate contracts, that are used to hedge foreign exchange fluctuation risk on both US and Canadian currencies. For Italian Accounting Principles purposes, the changes in the fair value of the hedges are only partially recognized. For US GAAP purposes, it is necessary to designate derivative financial instruments at the time of their inception in order to qualify for hedge accounting. All the foreign exchange rate contracts outstanding as of December 31, 2008 and 2007 do not qualify for hedge accounting, and therefore their change in fair value was recognized in the statement of operations.
The following reconciliation includes the reduction of the equity relating the recognition a liability corresponding to the fair value of the foreign exchange rate contracts outstanding at year-end and the decrease of income (increase of loss) relating the recognition of the change in fair value of the foreign exchange rate contracts outstanding at year-end. For the tax effects related to this reconciliation item refer to letter (J) below.
(D) Accounting for property, plant and equipment (PP&E) — There are certain differences between Italian Accounting Principles and US GAAP that relate to accounting for PP&E. Under Italian Accounting Principles, upward revaluations of PP&E are typically performed periodically, when permitted by the applicable fiscal laws. Under US GAAP, periodic revaluations of PP&E are not permitted.
Consequently, the following reconciliation includes the reduction of the equity for the amount of the revaluation of “PP&E” (net of accumulated depreciation at the end of each year) and the increase of income (decrease of loss) relating the reversal of the portion of the depreciation of the year related to the revaluation “PP&E” booked to the statement of operations under Italian Accounting Principles. For the tax effects related to this reconciliation item refer to letter (J) below.
(E) Accounting for capital leases — Under Italian Accounting Principles, the Company’s capital leases are depreciated over the useful life of the asset. Under US GAAP’s SFAS 13 “Accounting for Leases”, the ability to capitalize and subsequently depreciate an asset over the useful life used by the Company for that class of asset depends on meeting certain criteria. The life of the Company’s capital lease contracts is shorter than the useful life of the assets under capital leases, which results in higher depreciation expense for US GAAP purposes.
Consequently, the following reconciliation includes the reduction of the equity for the amount of the accelerated cumulative depreciation of the capital lease assets at each year-end and the decrease of income (increase of loss) relating the higher depreciation of the year related to capital lease assets booked to the statement of operation under Italian Accounting Principles. For the tax effects related to this reconciliation item refer to letter (J) below.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
(F) Accounting for tax basis increase in intangible assets (Ruffino brand) — Pursuant to the 2006 Italian “Tax” Law No. 266 of December 23, 2005, in 2005 the Company was allowed to increase the tax basis of certain of its intangible fixed assets such as the “Ruffino brand” to match the value recorded in the consolidated financial statements under Italian Accounting Principles at the end of 2005.
This law effectively permitted a reduction of future IRES, IRAP and other taxes associated with the amortization of the increased tax basis of the intangible assets after 2008 in exchange for an accelerated payment of taxes at reduced rates (known as “substitution” tax).
As a result of this tax election, the Company accrued in the fiscal year 2005 a substitution tax liability of €7,181 (unaudited), gross of the long-term portion of €630 (unaudited), as a reduction of quotaholders’s equity, as permitted under Italian Accounting Principles. The substitution tax liability was fully paid as of December 31, 2008. Based on this law, the Company will have to pay income taxes in case of distribution of equity reserves equal to an amount of €37,530 thousand, which is part of the undistributed reserves (see note 13).
Following the above mentioned tax basis increase, the “Ruffino brand” is tax deductible in 18 years starting from 2008 under Italian tax law. Therefore in the consolidated financial statements under Italian Accounting Principles the Company has booked deferred tax assets relating the difference between the value of the “Brand” for local statutory books (which is amortized in 20 years starting from 2005) and the value of the “Brand” for tax purposes (which is amortized in 18 years starting from 2008) as of December 31, 2008 and 2007.
No deferred tax liability related to the undistributed reserves was booked in the consolidated financial statements as of December 31, 2008 and 2007 according to Italian Accounting Principles (see note 13).
Under EITF 98-11, Accounting for Acquired Temporary Differences in Certain Purchase Transactions That Are Not Accounted for as Business Combinations, a deferred tax asset equal to the future tax deductions to be realized should be established to reflect the economic substance behind the transaction, with the tax benefit to be recognized directly in income during the year.
Under USGAAP the deferred tax assets as of December 31, 2008 and 2007 were increased by €12,969 and €13,966 (unaudited), respectively in order to also reflect the fact that the “Ruffino brand” has not been included in the US GAAP consolidated financial statements (see letter (A) above).
In addition, as the Company is required to pay certain amounts to the government, a deferred tax liability was established limited to the net amount that would be payable in the future when the reserve is distributed, if ever. Under US GAAP deferred tax liabilities should be recognized.
As of December 31, 2008 and 2007 the deferred tax liability was equal to €11,784 and €11,784 (unaudited), respectively.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
Consequently, the following reconciliation includes the increase of the equity for the net deferred tax assets at each year-end and the decrease of income (increase of loss) relating the reversal of the portion of deferred tax assets related to the reversal of the amortization of the “Ruffino brand” booked in the Statement of operations under Italian Accounting Principles.
(G) Capitalization of interest costs — Intangible fixed assets include assets under constructions and leasehold improvements mainly related to the costs incurred by the Group for the development of vineyards and the construction of wine cellars. The Group does not have any borrowing or loan made specifically for the purpose of obtaining the qualifying assets, but it has several general borrowings for the purpose of financing both the ordinary operations and the long term investments including the assets under construction and leasehold improvements. Interests paid on general borrowings are not capitalized under Italian Accounting Principles.
Under SFAS 34 “Capitalization of Interest Costs” interest costs must be capitalized as part of the cost of acquiring or producing and making ready for use the qualifying assets.
Consequently, the following reconciliation includes the increase of the equity for the capitalization of the interest costs and the increase of income (decrease of loss) relating to the net effect of the capitalization of the interest costs and the amortization of the interest costs capitalized during prior years and related to the assets put into operation. For the tax effects related to this reconciliation item refer to letter (J) below.
(H) Capitalization of rent expenses — As described at point I below, the group has accrued certain rent expenses related to the lease of land utilized for the development of the vineyard. The rent expenses accrued in accordance with SFAS 13 (effect of the straight-line calculation), were related to the portion of land which was undeveloped and unproductive as the vineyard was still under development and consequently the amount of rent paid by the group during the first years of the lease agreement was lower than the straight-line rent.
FASB Staff position No. FAS 13-1 “Accounting for rental costs incurred during a construction period” states that rental costs incurred during and after a construction period are for the right to control the use of a leased asset during and after construction of a lessee asset. There is no distinction between the right to use a leased asset during the construction period and the right to use that asset after the construction period. Therefore, rental costs associated with ground or building operating leases that are incurred during a construction period shall be recognized as rental expense. The rental costs shall be included in statement of operations. However, FASB Staff position No. FAS 13-1 does not require retrospective application and consequently any costs that had been capitalized prior to December 15, 2005 did not require to be expensed.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
Consequently, the following reconciliation includes the increase of the equity related to the capitalization of the rent expenses incurred prior to December 15, 2005 and the decrease of income (increase of loss) for the amortization of the rent expenses capitalized during prior years before December 15, 2005 and related to the assets put into operation. For the tax effects related to this reconciliation item refer to letter (J) below.
(I) Straight-line of operating leases with scheduled rent increases — During 2002 the Group entered into certain operating lease contracts with a related party (Golmat Tenimenti Agricoli S.r.l.) relating to the land on which the Group has developed and is developing its vineyards. Such operating lease contracts expire in 2027 and include scheduled rent increases. Under Italian Accounting Principles, rent expenses are recognized in the Statement of operations as paid.
Under US GAAP all rental payments, including the escalated rents, should be recognized as rental expense on a straight-line basis in accordance with paragraph 15 of SFAS 13 “Accounting for leases” and FASB Technical Bulletins 85-3 “Accounting for Operating Leases with Scheduled Rent Increases” and 88-1 “Issues Relating to Accounting for Leases” starting from the beginning of the lease term.
Consequently, the following reconciliation includes the decrease of the equity related to the recognition of the straight-line accrual and the increase of income (decrease of loss) for the portion related to the release of a portion of the straight-line accrual accounted for during prior years. For the tax effects related to this reconciliation item refer to letter (J) below.
(J) Deferred Income taxes effects of item B, C, D, E, G, H and I above — In the accompanying reconciliation, the effects of the recognition of deferred income taxes related to the US GAAP adjustments under the letter B,C,D,E,G,H and I above that give rise to temporary differences between the reporting basis for Italian Accounting Principles and the reporting basis for US GAAP are also reflected. The Italian statutory taxation is based on a national tax (IRES — 27.5% in 2008 and 2007) and on a Regional Tax on Productive Activities (IRAP — 3.9%). The taxable basis for the computation of IRAP is considerably different than taxable income for Corporate income tax purposes, as it adds back the costs of labor, financing costs, bad debts and other miscellaneous items.

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
The following table summarizes the significant adjustments to the net income/(loss) which would be required if US GAAP had been applied instead of Italian Accounting Principles:

			Net Income
		Net Income	/(Loss)
		/(Loss)	(unaudited)
	Amounts in Thousands of Euros	2008	2007

	Amounts as per Italian Accounting Principles	(2,221)	4

A	Reversal of Ruffino Brand amortization	3,177	3,177
B	Accounting for start-up costs	(25)	9
C	Derivatives	(529)	(1,002)
D	Accounting for PP&E	60	63
E	Accounting for capital leases	(172)	(186)
F	Accounting for tax basis increase in intangible assets	(998)	(1,590)
G	Accounting for interest capitalization	134	109
H	Accounting for capitalization of rent expenses	(246)	—
I	Accounting for straight-line operating lease	233	138
J	Deferred Income tax effect on items B, C, D, E, G, H and I	150	216

	Amounts in accordance with US GAAP	(437)	938

The following table summarizes the significant adjustments to the quotaholders’ equity which would be required if US GAAP had been applied instead of Italian Accounting Principles:

			Quotaholders’
		Quotaholders’	Equity (Deficit)
		Equity (Deficit)	(unaudited)
	Amounts in Thousands of Euros	2008	2007

	Amounts as per Italian Accounting Principles	43,232	48,454

A	Reversal of Ruffino brand and reduction of owner’s equity	(41,303)	(44,480)
B	Accounting for start-up costs	(29)	(4)
C	Derivatives	(374)	155
D	Accounting for PP&E	(762)	(822)
E	Accounting for capital leases	(885)	(712)
F	Accounting for tax basis increase in intangible assets	1,185	2,182
G	Accounting for interest capitalization	897	763
H	Accounting for capitalization of rent expenses	4,676	4,922
I	Accounting for straight-line operating lease	(4,423)	(4,656)
J	Income tax effect of item B, C, D, E, G, H and I	269	118

	Amounts in accordance with US GAAP	2,483	5,920

Ruffino S.r.l.
Consolidated Financial Statements
As of and For the Year Ended December 31, 2008
The following prospect summarizes the significant balance sheet reclassification that would be required if US GAAP had been applied instead of Italian Accounting Principles:

Amounts in Thousands of Euros	2008	2007

Increase of Property, plant and equipment, net	20,523	19,071
Decrease of Intangible fixed assets, net	(20,523)	(19,071)
The above reclassification refers to leasehold improvements and assets under constructions which under Italian Accounting Principles are classified as intangible fixed assets, whereas under USGAAP should be classified under property, plant and equipment.
The following represent other disclosures that do not result in US GAAP adjustments.
Put and call options to sell and buy the majority interest in the Company — Pursuant to the joint venture agreement between the quotaholders of the Company dated December 3, 2004, the majority quotaholder (M.P.F. International SA) has the right to sell (put) to the minority shareholder (C.B. International Finance S.A.R.L.) all of its quota in the Company. Accordingly, the minority quotaholder has the right to acquire (call) the majority quotaholder’s entire quota in the Company. These put and call options can not be exercised prior to May 2010. The put and call arrangement is based on variable pricing.